     DEAN WITTER CALIFORNIA TAX-FREE DAILY INCOME TRUST
     FYE:  DECEMBER 31, 1997

     Exhibit 16: Schedule for computation of each performance quotation provided in the Statement of Additional Information.


(16) The Trust's current yield for the seven days ending
     December 31, 1997

     (A-B)   x   365/N

     (1.000591 -1)  x  365/7  =            3.08%

     The Trust's effective annualized yield for the seven days ending December 31, 1997

        365/N
     A         - 1

              365/7
     1.000591       - 1                    3.13%

     A = Value of a share of the Trust at end of period + 7 day's of daily rates.
     B =  Value of  a share of the Trust at beginning of period.
     N =  Number of days in the  period.


CALCULATION                   Tax equivalent Yield  = 5.62% Based on a tax
                                                    = bracket of 45.22%
(1.000591 -1)  x  365/7
     =            3.08%

((1.000591) ^ 52.14285714-1)
     =            3.13%

TAX  BRACKET :  45.22%

FORMULA (CURRENT 7 DAY YIELD / 1-.4522)
CURRENT 7 DAY  YIELD : 3.08
3.08/.5478
       =          5.62%

              SCHEDULE FOR COMPUTATIONS OF PERFORMANCE QUOTATIONS
              DEAN WITTER CALIFORNIA TAX FREE DAILY INCOME TRUST


(A)      GROWTH OF $10,000
(B)      GROWTH OF $50,000
(C)      GROWTH OF $100,000


FORMULA:  G= (TR+1)*P
          G= GROWTH OF INITIAL INVESTMENT
          P= INITIAL INVESTMENT
          TR= TOTAL RETURN SINCE INCEPTION



INVESTED - P         TOTAL
$10,000, $50,000 &   RETURN - TR    (A) GROWTH OF           (B) GROWTH OF           (C) GROWTH OF
$100,000             31-Dec-97      $10,000 INVESTMENT- G   $50,000 INVESTMENT-G    $100,000 INVESTMENT-G
------------------   ------------   ---------------------   ---------------------   ---------------------
31-Jul-88               36.70             $13,670                  $68,350                 $136,700